Prospectus Supplement #4 (to prospectus dated April 7, 2004)	Filed pursuant to Rule 424(b)(3) Registration No. 333-113557

ADAPTEC, INC.
$225,000,000

3/4% Convertible Senior Notes due 2023
and 19,224,203 shares of Common Stock issuable upon conversion of the Notes

        This prospectus supplement relates to the resale by the holders of our 3/4% Convertible Senior Notes due 2023 and 19,224,203 shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated April 7, 2004, which is to be delivered with this prospectus supplement.

        The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by the addition of the information appearing in the table below:

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder(1)	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned(1)(2)	Offered Hereby	Owned After the Offering
McMahan Securities Co. L.P.(3) ‡	$150,000	*	12,816	12,816	0

*
Less than 1%

(‡)
Each of these selling securityholders is also a registered broker-dealer. As a result, the staff of the Securities and Exchange Commission has informed us that each of these securityholders will be an "underwriter" within the meaning of the Securities Act.

(1)
Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements if and when necessary.

(2)
Assumes a conversion price of approximately 85.4409 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share interest. However, this conversion price will be subject to adjustment as described under "Description of Notes—Conversion Rights" in the prospectus. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)
Norman Ziegler and Joseph Dwyer share investment control over the securities.

        Investing in the notes or our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of the prospectus, as well as the "Risk Factors" section included in our recent reports filed with the Securities and Exchange Commission.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is August 5, 2004.